Via Facsimile and U.S. Mail
Mail Stop 6010


September 13, 2005


Mr. Derek Cooper
Director, Secretary, Treasurer, and Principal Financial Officer
Phytomedical Technologies, Inc.
1628 West 1st Avenue, Suite 216
Vancouver, British Columbia V6J 1G1
CANADA

Re:	Phytomedical Technologies, Inc.
	Form 10-KSB for the Fiscal Year Ended December 31, 2004
	File No. 000-28790

Dear Mr. Cooper:

	We have completed our review of your Form 10-KSB and have no further comments at this time.

								Sincerely,


								Jim Atkinson
      Accounting Branch Chief